Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Liberty Property Trust for the registration of 517,421 common shares of beneficial interest and to the incorporation by reference therein of our report dated February 26, 2008 (except for Notes 2, 13, 14, and 15, as to which the date is December 15, 2008), with respect to the consolidated financial statements and schedule of Liberty Property Trust included in its Current Report on Form 8-K dated December 16, 2008, and our report dated February 26, 2008 with respect to the effectiveness of internal control over financial reporting of Liberty Property Trust included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Philadelphia, Pennsylvania
December 23, 2008